Exhibit 10.1.1

Portions  of  this  exhibit  have  been  omitted   pursuant  to  a  request  for
confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("*****"), and the omitted text has been filed separately with the Securities and Exchange Commission.

                              AFFILIATION AGREEMENT

      THIS AGREEMENT made as of the 1st day of November, 1992 is by and between SPICE, INC., a New York corporation ("Network"), and Satellite Services, Inc., a Delaware corporation ("Affiliate").

      1. RIGHTS:

            (a) Grant of Rights. Network hereby grants to Affiliate, and Affiliate hereby accepts, the following rights relating to the pay-per-view television programming service known as "Spice," whether in its current analog format or in any other digitized, compressed, modified, replaced or otherwise manipulated format (the "Service"):

                  (i) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service (for the purposes described in Section 4 (e) hereof), by cable or other wire transmission service, whether now existing or developed in the future, ("Cable") in the Distribution Areas (as defined herein) of the System or Systems (as defined herein), if any, set forth by Affiliate on Schedule 1, as such Schedule 1 may be added to or deleted from, from time to time, pursuant to the terms of this Agreement;

                  (ii) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service (for the purposes described in Section 4(e) hereof) by satellite master antenna television systems ("SMATV"), by multipoint distribution services ("MDS"), by multichannel multipoint distribution services ("MMDS"), by Satellite (as defined below), and by any other means of distribution whether now existing or developed in the future (all such technologies including SMATV, MDS, MMDS, Satellite and any other means of distribution whether now existing or developed in the future (other than cable) shall be referred to hereinafter, collectively, as "Alternative Technologies") in (A) Operating Areas (as defined herein), (B) other areas of counties in which Operating Areas are wholly or partially located but which areas are not the subject of a cable television franchise or license or, if a cable television franchise or license exists, the operator of such franchise or license is not distributing the Service, and (C) areas of counties (which are contiguous to such counties where an Operating Area is wholly or partially located) which are not the subject of a cable television franchise or license or, if a cable television franchise or license exists, the operator of such franchise or license is not distributing the Service (the areas described in subsections (A), (B), and (C) of this Section 1(a)(ii) shall be referred to hereinafter, collectively, as a System's "Distribution Area"); and

                  (iii) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service (for the purposes described in Section 4(e) hereof) nationwide (including the fifty United States, the District of Columbia and the territories, possessions and commonwealths of the United States) to any person or entity ("Satellite Subscribers") by means of equipment capable of receiving audio/visual signals and/or programming directly from a satellite, including, but not limited to, C-Band and Ku-Band signals, as digitized, compressed, modified, replaced or -otherwise manipulated, whether now existing or developed in the future, including tier-bit access rights ("Satellite"). Without the prior written authorization of Network, the Service may not be exhibited or otherwise distributed to Satellite Subscribers in: Tennessee, Mississippi, Alabama, Oklahoma, North Carolina or Utah.

            The rights set forth in this Section 1(a), and elsewhere under this Agreement, are also granted hereby to any affiliate of Affiliate. As used in this Agreement, an affiliate of Affiliate shall include any entity meeting the requirements of paragraphs I.1, II or III of Exhibit A hereto, regardless of whether such entity is a cable television system.

            "Operating Area" of a cable television system shall mean that geographic area where the owner of the system is authorized by appropriate governmental authority to operate an audio or video distribution facility through Cable and is operating an audio or video distribution facility through Cable within such area; provided, however, that if a franchise or license is not required for the distribution of television services by Cable in a particular geographic area, then the operating Area of a system shall mean that geographic area where the system is operating regardless of the presence or absence of a franchise or license.

                  (b) Affiliate shall have the right to elect to include, under this Agreement, and to demand authorization from Network, if necessary, any cable television system consisting of Cable which, (i) meets the System Qualifications of Exhibit A hereto, and (ii) either carries the Service or commits to carry the Service, by giving Network written notice within thirty
(30) days of the commencement of such carriage (individually, a "System" or, collectively, "Systems"). Upon receipt of such notice or upon the launch of the Service by a System, Schedule 1 hereof shall be deemed to include such System(s) as of the later of: (i) the launch date of the Service on such System(s), or
(ii) the date of acquisition of such System(s) by Affiliate. Any then-existing agreement with Network applicable to any such System for carriage of the Service shall terminate and shall cease to be effective with respect to such System as of the effective date of the addition or deemed addition of such System to
Schedule 1. Affiliate shall have the right, in Affiliate's sole discretion, to discontinue carriage of the service on any or all Systems, and to delete any or all Systems from Schedule 1, by providing Network with written notice within thirty (30) days of such deletion or discontinuance; provided, however, if such deletion or discontinuance is due to political, legal or community issues, no such notice by Affiliate will be required to delete or discontinue the Service.

                  (c) Notwithstanding any provision of this Agreement to the contrary, Affiliate shall not intentionally authorize any use of the Service:
(i) in a room
open to the public in a commercial establishment (including, without limitation, public areas of any restaurant, tavern, bar, club, fraternal organization, hospital or correctional facility), or (ii) in any communal room in an otherwise residential building (including without limitation, any lobby or social room in an apartment house, dormitory, drilling rig or similar place). Furthermore, Affiliate shall take all reasonable precautions to prevent such impermissible uses from occurring through the facilities of a System.

      2. TERM:

            (a) Unless terminated sooner pursuant to the terms of this Agreement, the Term of this Agreement shall consist of the Initial Term and any number of Renewal Terms. The Initial Term of this Agreement shall commence upon the date of complete execution of this Agreement and shall terminate on November 30, 2002 unless terminated sooner pursuant to the terms of this Agreement.

            (b) This Agreement shall automatically renew for successive five (5) year periods (each a "Renewal Term") after the Initial Term, and each Renewal Term, unless either, (i) this Agreement is terminated earlier in accordance with the terms hereof, or (ii) Affiliate provides a minimum of sixty (60) days' prior written notice to Network of its intent to terminate this Agreement, in Affiliate's sole discretion, prior to the end of the Initial Term or any Renewal Term. As used herein, the word "Term" shall mean, collectively, the Initial Term and any number of Renewal Terms.

      3. CONTENT OF THE SERVICE:

            (a) Throughout the Term, the Service shall be commercial-free and shall consist of twenty-four (24) hours per day of high quality, non-rated cable-version adult programming intended for an adult audience, similar to the program schedule attached hereto as Exhibit B, but also including special Events as described in Section 5 below. Notwithstanding the foregoing, the Service shall not contain any programming depicting rape, necrophilia, sadism, sado masochism, bestiality, bondage, incest or programming involving or suggesting sexual activity with, between or among, minors. Network agrees that, during each calendar month of the Term, Network will send one (1) copy of its monthly program schedule to Affiliate, in care of: Vice President, Programming.

            (b) During the Term, Network shall provide the Service in its entirety to Affiliate. When the phrase "in its entirety" is used in this section, it means that each subscriber of Affiliate receiving the Service shall receive, at all points in time, the same programming received at each such point in time by any other subscriber to the Service, and if any subscriber to the Service is receiving, at such point in time, programming that is different than the programming received by any subscriber of Affiliate receiving the Service at that point in time, Affiliate shall have the unconditional right to elect which programming it desires to receive and utilize at any System and which programming it will authorize for reception.

      4. DELIVERY AND DISTRIBUTION OF THE SERVICE:

            (a) During the Term, Network shall, at its own expense, deliver a signal of the Service to the earth station of each System, to each Satellite Subscriber and to any other location in the continental United States designated by Affiliate by transmitting such signal via a domestic satellite commonly used for transmission of domestic cable television programming and shall, at its own expense, fully encode the satellite signal of the Service utilizing scrambling technology commonly used in the domestic cable television industry. Except as otherwise provided in this Section 4(a), Affiliate shall, at its own expense, furnish an earth station and all other facilities necessary for the receipt of such satellite transmission and the delivery of such signal to the Service Cable Subscribers and PPV Cable Subscribers (each as defined below). In the event Network either (i) changes the satellite to which the Service is transmitted, to a satellite not susceptible to viewing by a System's or Systems' then-existing earth station equipment, or (ii) changes the technology used by Network to encrypt the Service, to a technology not compatible with a System's or Systems' then existing descrambling equipment, then Affiliate shall have the right to delete from Schedule 1 of this Agreement, immediately, any such System or Systems, and to discontinue carriage of the Service on any such System or Systems, provided that this termination right shall not apply to any System or Systems if, (1) Network agrees, unconditionally, to reimburse such System or Systems, as the case may be, (A) for the cost of acquiring and installing new equipment necessary to descramble the signal of the Service, and/or (B) for the cost of acquiring and installing equipment reasonably necessary for such System or Systems to receive the Service from such new satellite; (2) physical space exists at the then-existing headend or earth station site to accommodate the necessary equipment; and (3) current zoning and other restrictions permit such additional equipment.

            (b) Network shall provide to each System distributing the Service and to each Satellite Subscriber a video and audio signal of a technical quality equivalent to the greater of the following: (i) comparable to the technical quality of audio and video signals delivered by other television programming services; or (ii) the technical standards set forth in Exhibit C hereof. If, at any time during the Term, Network converts to a digital format, Network and Affiliate shall negotiate in good faith to agree upon replacement specifications for Exhibit C; provided, however, that the technical quality of the video and audio signal under the replacement specifications shall not be of a lesser technical quality than the video and audio signal quality of the Service as of the month immediately preceding the conversion to digital technology. Each System will deliver a principal video and audio signal of the Service to its Service Cable Subscribers and PPV Cable Subscribers of a technical quality comparable to other cable television programming services, but in no event higher than the technical quality provided by Network.

            (c) The Systems, if any, may distribute the Service as a fully pre-emptible service. Network agrees that Affiliate will have complete authority to control and to designate the channel(s) over which the Service is to be carried on each System.

            (d) Each System retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the Service as received at each System, including, without limitation, the vertical blanking interval and audio subcarriers (and any other portions of the bandwidth that may be created as a result of the conversion of the signal of the Service to a digital format). Network shall not use any portion of the bandwidth other than as provided herein without the prior written consent of Affiliate. Nothing herein shall preclude Affiliate from exercising and exploiting such rights by any means and in any locations freely and without restriction; provided, however, that any such use by Affiliate or the Systems shall not degrade, or otherwise interfere with, the picture quality of the Service or the audio portion of the Service signal which is the principal audio carriage frequency of the Service.

            (e) Each System or other distribution facility or enterprise may offer the Service, (i) as a Subscription (as defined below) service, and/or (ii) as a PPV (as defined below) service.

            (f) In each of the Systems, Affiliate shall employ reasonable security measures to prevent pirating, theft or unauthorized exhibition of the Service, or any portion thereof, or of any advertising or promotional materials. Except as provided in Section 4(g) below, neither Affiliate, nor any affiliate of Affiliate, shall authorize others to copy, tape or otherwise reproduce any part of the Service without Network's prior written authorization and shall take reasonable and practical security measures to prevent the unauthorized or otherwise unlawful copying, taping or other reproduction of the Service, by others, through the facilities of any System. Affiliate shall not be responsible for home taping by anyone viewing the Service. Network acknowledges that this
Section 4(f) does not restrict Affiliate's practice of (i) connecting its subscribers' videotape recorders, VCRs or other devices susceptible to use for home duplication of video programming to the facilities of a System; or (ii) promoting home taping of the Service by subscribers.

            (g) Affiliate and any System shall have the right, at their own expense, to make taped copies of any transmissions of the Service programming, which taped programming may be used by such System for one or more of the purposes described in Section 4(e) above, for exhibition and sale at times other than at the times of original satellite transmission by Network.

            (h) Network hereby grants Affiliate the right to receive the signal of the Service, to digitize, compress, modify, replace or otherwise manipulate the signal, and to transmit the signal as so altered (the "Altered Signal") to a satellite or to a central location for redistribution to terrestrial or other reception sites capable of receiving and utilizing the Altered Signal. Network hereby grants Affiliate the right to deliver the Altered Signal for the uses set forth in Section 1(a) of this Agreement, provided that no such alteration, transmission, redistribution, reception or other use will cause a change in a viewer's perception of the principal video or principal audio presentation of the Service. Furthermore, Network shall not change the signal of the Service in such a way as to technically or technologically defeat, or otherwise interfere with, Affiliate's rights under this Section 4(h).

      5. FEES:

            (a) In consideration of the terms and conditions set forth herein, Affiliate shall pay the Fees set forth below. Each of the four categories of Fees defined below (PPV Satellite Fees, Service Satellite Fees, PPV Cable Fees and Service Cable Fees) shall be calculated, stated and reported separately. As used herein, the following terms will have the following meanings:

                  (i) "PPV Satellite Subscriber" means someone who is both a Satellite Subscriber and who utilizes the Service as a PPV service by making a purchase through Affiliate or an affiliate of Affiliate. "PPV Satellite Fees" are those Fees payable by Affiliate to Network in connection with sales of the Service to PPV Satellite Subscribers.

                  (ii) "Service Satellite Subscriber" means someone who is both a Satellite Subscriber and a Service Subscriber (as defined below) who utilizes the Service as a Subscription service. "Service Satellite Fees" are those Fees payable by Affiliate to Network in connection with sales of the Service to Service Satellite Subscribers.

                  (iii) "PPV Cable Subscriber" means someone who is provided the Service by Affiliate or an affiliate of Affiliate hereunder, who utilizes the Service as a PPV service and who receives the Service by means other than Satellite. "PPV Cable Fees" are those Fees payable by Affiliate to Network in connection with sales of the Service to PPV Cable Subscribers.

                  (iv) "Service Cable Subscriber" means someone who both receives the Service by means other than Satellite and is a Service Subscriber and who utilizes the Service as a Subscription service. "Service Cable Fees" are those Fees payable by Affiliate to Network in connection with sales of the Service to Service Cable Subscribers.

                  (v) "Fees" means PPV Satellite Fees, Service Satellite Fees, PPV Cable Fees and Service Cable Fees (collectively) payable by Affiliate to Network during the Initial Term. Fees payable by Affiliate to Network during a Renewal Term are referred to herein as Renewal Fees.

                  (vi) "Pay-per-view" or "PPV" means the authorization of a PPV Satellite Subscriber or PPV Cable Subscriber to receive at least a single motion picture, event or other program included in the Service for a fee separate and distinct from fees paid by such PPV Satellite Subscriber or PPV Cable Subscriber for other television or audio services. Viewing segments may include, but are not limited to, pay-per-view, pay-per-night, pay-per-weekend, or any other continuous segment of seventy-two (72) or fewer consecutive hours of the Service received on a pay-per-view basis.

                  (vii) "Subscription" means the authorization of a Service Cable Subscriber or Service Satellite Subscriber to receive the Service as a monthly subscription service either on an a la carte basis or as part of a package of other services, or both.

                  (viii) "Service Subscriber" means each customer to whom Affiliate or an affiliate of Affiliate knowingly provides the Service directly, through an affiliate, or, as permitted by this Agreement, through a third party, as a Subscription service.

                  (ix) "Special Event" means an occasional, high-profile adult comedy or sports event or program (other than a motion picture or other typical adult dramatic or comedy program) produced originally for the Service, premiering on the Service, and first appearing on the Service no more than one
(1) year from its completion date. Network may not include more than one Special Event on the Service in any six (6) month period (except that, with the consent of Affiliate (such consent to be in Affiliate's sole and exclusive discretion), Network may include a Special Event on the Service more frequently than once in a six (6) month period), and no adult comedy, sports event or program event may be treated as a Special Event for more than twelve (12) exhibitions on the Service. Further, no adult comedy, sports event or program may be treated as a Special Event unless Network provides Affiliate with at least seventy-five (75) days prior written notice of the premiere on the Service of such Special Event.

                  (x) "Addressable Subscriber" means a PPV Cable Subscriber whose television set is connected on the PPV Cable Subscriber's premises, or by interdiction, to equipment, issued by Affiliate, that allows the channel on which the Service is received to be turned on or off (i.e., "authorized" or "deauthorized") from a central location, controlled by the operator of the System.

                  (xi) "Gross Receipts" means the amount billed for the Service to a PPV Cable Subscriber, PPV Satellite Subscriber, Service Satellite Subscriber or Service Cable Subscriber (as the case may be) less applicable taxes, franchise fees or other charges, levies or assessments imposed by governmental entities or agencies thereof attributable to the purchase or sale of the Service or any portion thereof.

                  (xii) "Network Share" means that portion of the Gross Receipts which is payable by Affiliate as Fees or Renewal Fees to Network pursuant to this Agreement.

            (b) Subscription

                  (i) For each calendar month during the Term, Affiliate will pay Network as a Service Cable Fee for each Service Cable Subscriber an amount equal to the greater of (A) ***** or (B) ***** of the Gross Receipts attributable to such Service Cable Subscriber. When the Service is sold to a Service Cable Subscriber in combination with other services for a package charge (as, for example, in a tier or in a package of a la carte or other services), the Gross Receipts attributable to a Service Cable Subscriber for the Service shall be equal to the total charge for the tier or package of services sold in combination with the Service, multiplied by a fraction, the numerator of which is $1.59 and the denominator of which is the numerator plus the aggregate of the net effective rates per subscriber charged to Affiliate by each of the other service providers of the services included in the tier or package of a la carte or other services; provided, however, that the amounts charged to Affiliate for each of the services in the package or tier shall not be disclosed by Affiliate to Network but, at Network's request, in order to assure Network of compliance with this provision, Affiliate shall make such charges and any pertinent calculations available to a representative of KPMG Peat Marwick (which representative is neither Network's nor Affiliate's) on a confidential basis, at Network's cost. This provision shall survive termination or expiration of this Agreement. Affiliate shall pay a Service Satellite Fee to Network of $7.00 per month for each Service Satellite Subscriber regardless of whether such Service Satellite Subscriber purchases the Service alone, as an a la carte service or as part of a tier or package of a la carte or other services and regardless of the Gross Receipts attributable thereto.

                  (ii) The number of Service Satellite Subscribers or Service Cable Subscribers (as the case may be) for whom Affiliate shall pay each month shall be the average of (A) the number of Service Satellite Subscribers or Service Cable Subscribers (as the case may be) on the first day of the month, and (B) the number of Service Satellite Subscribers or Service Cable Subscribers (as the case may be) on the last day of the month. Service Satellite Subscribers or Service Cable Subscribers (as the case may be) shall include each occupied dwelling (whether in a single family or multi-unit building), hotel or motel guest room, drilling rig, nursing home room, dormitory room or other location in which the Service is received. If Affiliate provides the Service to multiple dwelling complexes, including, but not limited to, apartments, hotels and motels, on a bulk-rate basis, the number of Service Satellite Subscribers or Service Cable Subscribers (as the case may be) attributable to each such bulk-rate subscriber shall be equal to the total monthly retail rate charged a complex for the Service divided by the standard monthly retail rate charged a non-bulk rate Service Satellite Subscriber or Service Cable Subscriber (as the case may be) for the Service in the applicable System or by the pertinent Satellite distributor, as the case may be. The monthly number of Service Satellite Subscribers and the monthly number of Service Cable Subscribers shall each be calculated, stated and reported separately.

                  (iii) The Service Cable Fees and Service Satellite Fees payable by Affiliate to Network hereunder shall be due and payable forty-five
(45) days after the end of the calendar month to which they relate.

            (c) PPV

                  (i) For each customer of Affiliate who receives and pays for one (1) complete and technically satisfactory viewing of one viewing segment of the Service as a PPV service as a PPV Cable Subscriber, Affiliate will pay Network a PPV Cable Fee in an amount equal to the greater of, (A) (i) ***** for orders taken from the date of full execution hereof through November 30, 1995,
(ii) ***** for orders  taken from  December 1, 1995  through  November  30, 1998
(iii) ***** for orders taken from December 1, 1998 through November 30, 2001 and
(iv) ***** for orders from December 1, 2001 through the end of the Initial Term, or (B) the Network Share of the Gross

Receipts paid by such PPV Cable Subscriber. With respect to PPV Cable Subscribers, "Network Share" shall equal the following percentage of the Gross Receipts paid by each PPV Cable Subscriber: ***** percent ***** from the date of execution of this Agreement by both parties hereof through November 30, 1995 and ***** percent ***** from December 1, 1995 through the end of the Initial Term. For each customer of Affiliate who receives and pays for one (1) complete and technically satisfactory viewing of one viewing segment of the Service as a PPV service as a PPV Satellite Subscriber, Affiliate will pay Network a PPV Satellite Fee in an amount equal to the greater of (C) (i) ***** for orders taken from the date of full execution hereof through November 30, 1995, (ii) ***** for orders taken from December 1, 1995 through November 30, 1998, (iii) ***** for orders taken from December 1, 1998 through November 30, 2001, and (iv) ***** for orders taken from December 1, 2001 through the end of the Initial Term, or (D) the Network Share of the Gross Receipts paid by such PPV Satellite Subscriber. With respect to PPV Satellite Subscribers, the Network Share of the Gross Receipts shall be *****. Notwithstanding the foregoing, each System and each Satellite distributor shall have the right to discount the price of a PPV viewing of the service during the first thirty (30) days after the launch of the Service in such System or by such Satellite distributor, respectively, and during no more than two (2) ten (10) day periods each calendar year. For orders taken during such first thirty (30) days and during each such ten (10) day period, Affiliate shall be required to pay to Network minimum PPV Satellite Fees or PPV Cable Fees (as the case may be) of ***** per each complete and technically satisfactory viewing of a viewing segment of the Service as a PPV service, rather than the minimum PPV Satellite Fees or PPV Cable Fees specified in either (A) or (C) of this Section 5(c)(i). Furthermore, there shall be no PPV Satellite Fee or PPV Cable Fee (as the case may be) payable by Affiliate to Network for any PPV viewing of the Service by a subscriber who pays for such viewing by remitting a coupon provided by Affiliate or by an affiliate of Affiliate to subscribers that have not ordered a PPV movie or event in the six
(6) months immediately preceding the issuance of such coupon.

                  (ii) In lieu of the PPV Satellite Fees or PPV Cable Fees payable as calculated pursuant to Section 5(c)(i) above, for each PPV Satellite Subscriber or PPV Cable Subscriber (as the case may be) who receives and pays for one (1) complete and technically satisfactory viewing of a Special Event included in the Service, Affiliate will pay Network a PPV Satellite Fee or PPV Cable Fee (as the case may be) equal to the greater of (A) a minimum dollar amount to be set by Network or (B) ***** of the Gross Receipts paid by such PPV Satellite Subscriber or PPV Cable Subscriber (as the case may be). Notwithstanding the above, however, any and all PPV Satellite Fees or PPV Cable Fees paid by Affiliate to Network for any Special Event shall be subject in all respects to Section 13(g) of this Agreement (including the minimum dollar amount payable by Affiliate hereunder).

                  (iii) The PPV Cable Fees and/or PPV Satellite Fees (as the case may be) payable by Affiliate to Network hereunder for exhibition to PPV Cable Subscribers and PPV Satellite Subscribers (as the case may be) during a Reporting Period (as defined below) during the Term shall be due and payable forty-five (45) days after the end of the calendar month which includes the last day of the Reporting Period. (The term "Reporting Period" shall mean the days from the end of each System's or Satellite distributor's last monthly reporting period (which date may vary in each System or for each Satellite distributor from the 20th of the calendar month to the last day of the calendar month) to the end of the System's or Satellite distributor's then current monthly reporting period.) Affiliate shall have the right, however, to make credit adjustments to any month's payment in an amount equal to the portion of a previous month's PPV Cable Fees and/or PPV Satellite Fees which represents an overpayment.

            (d) Addressable Subscribers Volume Discount

                  (i) On the first day of each calendar quarter of the Term, for orders taken during such calendar quarter of the Term, the Network Share with respect to PPV Cable Subscribers as determined above may be reduced below the Network Share otherwise stated above based upon the number of Addressable Subscribers in all of the Systems on the first day of such calendar quarter, as follows:

If the Number of Addressable Subscribers in      Then, the Network Share for each Month of
all Systems on the First Day of a Calendar       such Calendar Quarter Hereunder Shall be
Quarter is:                                      Reduced By the Following Percentage of the
                                                 Gross Receipts:
        2,000,000 - 2,999,999                                          *****
        3,000,000 - 3,999,999                                          *****
        4,000,000 - 4,999,999                                          *****
        5,000,000 - 5,999,999                                          *****
        6,000,000 - 6,999,999                                          *****

            (e) Each System shall have the right to expend funds for a market or community research survey regarding adult, and other types of, television programming. Any System which launches the Service after undertaking such a survey shall be fully reimbursed for the costs of such survey from the Gross Receipts received by the System from Subscription and Pay-Per-View sales of the Service, or portions thereof, before any such system incurs an obligation to pay Fees hereunder. Affiliate shall submit to Network complete documentation of the costs incurred by each such System for such survey. Network shall have the right (in accordance with Section 6(b)) to inspect and audit the books and records of any System which has claimed reimbursement of such survey costs, but only those books and records relating to such survey.

            (f) Any amounts payable by Network to Affiliate pursuant to Section 7 hereof shall be due and payable forty-five (45) days after the end of the pertinent calendar month during the Term.

            (g) Notwithstanding any other provision of this Agreement to the contrary, no Fees shall be payable for PPV Satellite Subscribers, PPV Cable Subscribers, Service Satellite Subscribers or Service Cable Subscribers if they are (i) employees of Affiliate or any affiliated party who are not charged for the Service; or (ii) public officials, administrative personnel or public buildings that are not charged for the Service; or (iii) subscribers who have not paid their cable television bill for a given month and are subsequently disconnected; or (iv) subscribers who, in the good faith exercise of reasonable judgment by an employee either of Affiliate or of an affiliate of Affiliate, are excused from paying for the Service either because such subscriber claims that the Service was not properly ordered or because such subscriber claims that a complete and technically satisfactory viewing of the Service was not received.

            (h) Network shall have the right to renegotiate the PPV Satellite Fees, PPV Cable Fees, Service Satellite Fees and Service Cable Fees applicable to any Renewal Term upon written notice to Affiliate at least twelve (12) months prior to the end of the Initial Term or Renewal Term immediately preceding such Renewal Term. Any such revised Fees ("Renewal Fees") shall be effective upon the commencement of such Renewal Term. Said Renewal Fees shall be effective for the five (5) year Renewal Term.

            (i) The PPV Satellite Fees, PPV Cable Fees, Service Satellite Fees and Service Cable Fees and any Renewal Fees payable by Affiliate to Network hereunder, and any amounts payable by Network to Affiliate or any System pursuant to Sections 5 or 7 hereof, that are unpaid after they are due and payable shall accrue interest at one and one-half percent (1-1/2%) per month or the highest lawful rate, whichever is less, from the due date until payment is received by Network, a System or Affiliate, (as the case may be). Each delinquent party shall be liable to the owed party for all reasonable costs and expenses (including, without limitation, reasonable counsel fees, disbursements, and administrative or court costs) in connection with the collection of any overdue amounts.

      6. REPORTS:

            (a) Affiliate shall send to Network, along with the payments described in Section 5 hereof, statements on a form mutually acceptable to Affiliate and Network. Each statement shall set forth information necessary to the calculation of the PPV Satellite Fees, PPV Cable Fees, Service Satellite Fees and Service Cable Fees paid. Each of the four categories of Fees shall be calculated, stated and reported separately.

                  (i) The statement accompanying each month's Service Satellite Fees and Service Cable Fees shall include the number of Service Cable Subscribers and Service Satellite Subscribers as of the first day of the month and the number as of the last day of the month and the average thereof, and such other information as may be necessary for the calculation of the Service Satellite Fees and Service Cable Fees paid.

                  (ii) The statement accompanying each month's PPV Satellite Fees and PPV Cable Fees shall include the number of PPV Satellite Subscribers and PPV Cable Subscribers; the Gross Receipts paid by such PPV Satellite Subscribers and PPV Cable Subscribers; the aggregate number of Addressable
Subscribers as of the first day of that calendar quarter in all Systems; and such other information as may be necessary for the calculation of the PPV Satellite Fees and PPV Cable Fees paid.

            (b) Network shall send to Affiliate, not later than forty-five (45) days after the end of each calendar month for which payment pursuant to Section 7 hereof is due, a statement on a form mutually acceptable to Affiliate and Network which sets forth all pertinent information to compute the amount due to Affiliate for such calendar month. Network shall deliver such statement to Affiliate prior to or along with the amount payable to Affiliate as provided in this Agreement.

            (c) Affiliate and Network each agree to keep and maintain accurate books and records of all matters directly relating to this Agreement in accordance with generally accepted accounting principles. During the Term and for one (1) year after the termination of this Agreement, such books and records of each party shall be available to the other party for inspection and audit, during normal business hours, at the inspecting party's expense, at the other party's offices upon reasonable notice to the other party. Each party's right to perform such audit shall be limited to once in any twelve (12) month period during the Term and shall be limited to an audit with respect to amounts to be paid in the then-current and prior calendar year only. If either party audits the other party's books hereunder, the inspecting party must make any claim against the other party within the earlier of, three (3) months after the inspecting party or the inspecting party's representative leaves the other party's offices, or twenty-four (24) months after the close of the earliest month which is the subject of such claim. If a claim is not made within such time, then the Fees and reports shall be deemed final and uncontestable, and the inspecting party will be deemed to have waived its right to collect any shortfalls from the other party for the period(s) audited. Each System which takes a credit against Gross Receipts for repayment of survey costs pursuant to
Section 5(c) hereof must comply fully with Section 5(c) and this Section 6(c).

      7. PROMOTION:

            (a) Network agrees to spend marketing monies within the Operating Areas of the Systems in an amount relative to all marketing monies spent by Network that is equal to or greater than the ratio of the number of Affiliate's cable television subscribers in the Systems to the total number of Network's cable television subscribers, including Affiliate's cable television subscribers. Specifically, but not in limitation of the foregoing, Network shall do the following:

                  (i) No later than fifty (50) days prior to the first day of each calendar month, Network shall make available to Affiliate its monthly program schedule for such month and such trailers and other publicity materials as Network may have available to be used for advertising and publicity for such month. Affiliate may, at its sole expense, make copies of such materials and make such copies available solely for use by the Systems.

                  (ii) Commencing upon launch of the Service on any System and/or the commencement of the sale of the Service to PPV Subscribers or Service Subscribers (as the case may be), and throughout the Term, Network shall contribute ***** per copy for any catalogue or guide utilized by the Systems or by any Satellite distributor which includes listings for the Service and at least one (1), 1/4 page promotion for the Service, whether or not a subscriber receives such catalogue or guide without charge. Each System or distributor of the Service to Satellite Subscribers shall be entitled to claim the contribution provided for in this
Section 7(a)(ii) by providing Network with appropriate documentation verifying the content and quantity of guides or catalogues for which such contribution is sought, no more often than once per month. Network shall remit such contributions to the appropriate Systems or Satellite distributor later than forty-five (45) days after receipt of such appropriate documentation.

            (b) Network may not, without Affiliate's prior written consent, undertake marketing tests or surveys, rating polls or any other research in the Systems in connection with the Service. With respect to any test, surveys or research which apply to a System or Systems for which Network seeks Affiliate's consent, Network shall notify Affiliate of the nature and scope of each such project and, upon Affiliate's written consent to such project (which consent may be withheld in Affiliate's sole and absolute discretion), Affiliate and/or the pertinent affiliate of Affiliate shall, to the extent permitted by applicable law and company policy, cooperate in such research by rendering such assistance as Network may reasonably request and which Affiliate or such affiliate of Affiliate can reasonably provide, the cost of which assistance shall be borne by Network. Network shall keep the results of all research relating to a System or Systems confidential under the provisions of Section 12 hereof and shall retain the results of such research in an aggregate form only, which does not identify any subscriber, cable television system or cable television system operator.

            (c) Affiliate acknowledges that the names and marks "SPICE" (and the names of certain programs which appear in the Service) are the exclusive property of Network and its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall have the right to approve any of Affiliate's mentioning or using of such names or marks and publicity about Network or the products or programming included in the Service. Uses of such names and marks in routine promotional materials or presentations such as program guides, program listings, bill stuffers and video promotions, including, but not limited to, barker channels and cross-channel promotions, shall be deemed approved unless Network specifically notifies Affiliate to the contrary prior to such use by Affiliate. Affiliate shall, however, comply with all of Network's clear, unambiguous and reasonable advance written instructions regarding the content or use of advertising or promotional materials provided to Affiliate by Network prior to Affiliate's use of such materials; provided, however, that, Affiliate reserves the right in its sole and absolute discretion to use or decline to use any advertising or promotional material provided by Network.

            (d) Network agrees that in the event Network does any direct on-air marketing and sale of products or services, including, but not limited to, sales through "800", "900" or "976" telephone services, Network will:

                  (i) provide Affiliate with lists of the names of respondents from within the zip code areas of the Systems who respond to such direct on-air marketing and sales, for use by Affiliate or the Systems, and

                  (ii) Network shall *****.

            (e)  Network  and  Affiliate  hereby   acknowledge  that  (i)  their
interests are often in direct conflict, (ii) their relationship is often adversarial, and (iii) Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's subscribers or to the governmental entities or to franchise or licensing authorities whose opinions and actions could adversely affect cable television systems affiliated with Affiliate. Therefore, Network shall not initiate communications with any subscribers or franchise or licensing authorities or governmental entities in the Operating Area of any cable television system which meets the System Qualifications of Exhibit A without Affiliate's prior written approval, and under no circumstances shall Network engage in any communications with any subscribers or franchise or licensing authority or governmental entity in the Operating Area of any of such systems which would, or could, adversely interfere with the relationship between Affiliate or any affiliate of Affiliate, and subscribers, or the relationship between Affiliate or any affiliate of Affiliate and any governmental entity or community in any such Operating Area. This provision shall not apply, (x) to any national advertising, (y) to any proceeding before any judicial body, or (z) to any communications with Congress or with any other branch or agency of the federal government. This Section 7(e) shall survive the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) for a period of two (2) years.

            (f) Network may not promote any other cable programming service which is affiliated with Network on the Service without the prior written consent of Affiliate.

            (g) Network shall not provide to any third party any telephone number of, or any information about (whether personally identifiable or otherwise), any subscriber to any cable television system which meets the System Qualifications of Exhibit A.

      8. WARRANTIES AND INDEMNITIES:

            (a) Network represents and warrants to Affiliate that (i) Network is a corporation duly organized and validly existing under the laws of the State of New York; (ii) Network has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (iii) Network is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Network has the authority to do so; (v) Network is in compliance with all laws, rules, regulations, and court and administrative decrees to which it is subject including, without limitation, all applicable rules and regulations of the Federal Communications Commission (the "FCC"); (vi) Network has, or will have acquired at the pertinent time all or part of the Service is made available to Affiliate, good title to, and/or each and every property right (whether relative to tangible or intangible property), or license, usage or other right necessary or appropriate whatsoever to effectuate the acts or performances contemplated by, or satisfy the obligations imposed on it pursuant to, this Agreement, including all permits, rights, licenses and approvals necessary, required or appropriate for any and all performances through to the premises and to the listeners frequenting the premises of Service Cable Subscribers, Service Satellite Subscribers, PPV Cable Subscribers and PPV Satellite Subscribers;
(vii) neither the Service, any program related thereto, or any component thereof is subject to, or the subject of, any lien, encumbrance, charge, lis pendens, administrative proceeding, governmental investigation, or litigation pending or threatened; and (viii) the obligations created by this Agreement, insofar as they purport to be binding on Network, constitute legal, valid and binding obligations of Network enforceable in accordance with their terms.

            (b) Affiliate represents and warrants to Network that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) Affiliate has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (iii) Affiliate is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder; and (iv) the individual executing this Agreement on behalf of Affiliate has the authority to do so.

            (c) Network represents and warrants to Affiliate that neither the Service nor any material provided to Affiliate by Network in connection therewith including, without limitation, any advertising or promotional materials, will contain any material which will libel, slander or defame any person, and the Service and such additional materials provided to Affiliate will not, when exhibited, transmitted or otherwise exploited in accordance herewith, violate, infringe upon or give rise to any adverse claim with respect to any contract right, common law right or any other right of any party (including, without limitation, any copyright, trademark, literary or dramatic right, music synchronization right, right of privacy or publicity or music performance right) or violate any law, or (when exhibited by Affiliate as contemplated hereby) cause Affiliate or any affiliate of Affiliate to violate any law.

            (d) Network represents, covenants, and warrants that the Service complies, and will continue to comply, in all respects with the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437 (October 18, 1990) and the regulations of the FCC promulgated thereunder as the same may apply to cable television systems and cable operators, including 47 C.F.R. ss. 76.225, 76.305, and as the same may from time-to-time be amended ("Children's Television Regulations"); provided further, that Network represents, covenants and warrants that it will provide to Affiliate all records demonstrating such compliance under the Children's Television Regulations as are necessary for Affiliate to timely demonstrate its compliance as a cable operator with the commercial matter limitations and record keeping requirements of the Children's Television Regulations. Network further represents, covenants and warrants that the Service complies and will continue to comply, with all origination cablecasting regulations of the FCC, including but not limited to 47 C.F.R. ss.ss. 76.205 - 76.221 (political equal time, personal attack, lotteries and sponsorship identification), as the same may from time to time be amended ("Origination Cablecasting Requirements"), and that Network shall provide Affiliate all necessary documentation required thereunder for

Affiliate to timely meet its documentation and public file requirements under the Origination Cablecasting Requirements. In the event that any other programming offered by the Service shall be among the kind of programming which is regulated by federal, state or local law, as the same may apply to pay or cable television systems and operators, then Network shall provide to Affiliate all statements, records or other documents reasonably necessary for Affiliate to demonstrate timely compliance as an operator or distributor with such laws and regulations.

            (e) Affiliate and Network shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's and the other's affiliated companies' respective officers, directors, employees, partners and agents against and from any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising out of any breach by it of any term of this Agreement or any warranty, covenant or representation.

            (f) Without limiting the provisions of Section 8(e) or Section 8(g) hereof, Network will indemnify, defend and forever hold Affiliate and
Affiliate's affiliated companies, and each of Affiliate's and Affiliate's affiliated companies' respective officers, directors, employees, partners and agents, harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising out of the content of the Service or the use and delivery of the Service under this Agreement (including, but not limited to, sponsorship, promotional and advertising spots, any background music and anything else inserted by any party other than Affiliate), including, without limitation, any losses, liabilities, claims, costs, damages and expenses based upon any lien, encumbrance, charge, lis pendens, administrative proceeding, government investigation or litigation relating to the Service, any program included therein or any component thereof, or based upon alleged or proven libel, slander, defamation, invasion of the right of privacy or the right of publicity, or violation or infringement of copyright (including music performance rights for any and all performances through to subscribers), literary or music synchronization rights, obscenity or any other form or forms of speech (whether or not protected by the Constitution of the United States or any State) or otherwise arising out of the content of the Service.

            (g) Without  limiting the provisions of Section 8(e) or Section 8(f)
hereof, Network shall indemnify and hold harmless Affiliate, and Affiliate's affiliated companies, and each of Affiliate' and Affiliate's affiliated companies' respective officers, directors, employees, partners and agents, from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements, court or administrative costs) or any other losses or liabilities of whatever nature, arising from any violation by Network of the Origination Cablecasting Requirements, including required documentation and public file requirements, or of the Children's Television Regulations, either with respect to the Service or to any of the compliance demonstration or record keeping requirements of the Children's Television Regulations.

            (h) In  connection  with any  indemnification  provided  for in this
Section 8, each party shall so indemnify the other only if such other party claiming indemnity shall give the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the full defense of any or all negotiations, claims or litigation to which its indemnity applies. The indemnified party will cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defense and in the settlement of such claim or litigation, and the indemnified party shall make no compromise or settlement of any such claim without the prior written consent of the indemnifying party. The settlement of any claim or action by the indemnified party without the prior written consent of the indemnifying party shall release the indemnifying party from its obligations hereunder with respect to such claim or action so settled.

            (i) Network represents, warrants and covenants that it has obtained general liability insurance covering the Service and all elements thereof from a nationally recognized insurance carrier and in accordance with industry standards; that such insurance shall remain in full force and effect throughout the Term; that Affiliate shall be named as an additional insured on such policy; and Network that will provide Affiliate with documentation to such effect upon the execution hereof.

            (j) The representations, warranties and indemnities contained in this Section 8 shall continue throughout the Term and the indemnities shall survive the expiration or termination of this Agreement regardless of the reason for such expiration or termination.

      9. EARLY TERMINATION RIGHTS:

            (a) In addition to Network's other rights at law or in equity or pursuant to other provisions of this Agreement, Network may, by so notifying Affiliate, terminate this Agreement: (i) if Affiliate is in material breach of this Agreement, provided, however, that if such breach is of the type that is curable, then Network shall not exercise its termination or other rights at law or in equity hereunder unless Network has, by so notifying Affiliate, given Affiliate at least thirty (30) days to fully cure such material breach and to demonstrate to Network that such material breach has been cured, and provided further, that if such breach is confined to a System or to a limited number of Systems, Network shall have the right to terminate this Agreement only as to such System or Systems; or (ii) if Affiliate has filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to Affiliate's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Affiliate, or any relief under any such law has been sought by any creditor(s) of Affiliate, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought.

            (b) In addition to Affiliate's other rights at law or in equity or pursuant to other provisions of this Agreement, and in addition to any other right to terminate provided hereunder, Affiliate may, by so notifying Network, terminate this Agreement: (i) if Network is in material breach of this Agreement, provided, however, if such breach is of the type that is curable, then Affiliate shall not exercise its termination or other rights at law or in equity hereunder unless Affiliate has, by so notifying Network, given Network at least thirty (30) days from the time such notice is sent, to fully cure such material breach and to demonstrate to Affiliate that such material breach has been cured; or (ii) if Network has filed a petition in bankruptcy, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Network, or any relief under any such law has been sought by any creditor(s) of Network, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought; or
(iv) on at least fifteen (15) days' notice in the event of any Force Majeure provided for in Section 10 of this Agreement which continues for a continuous period of thirty (30) days.

      10. FORCE MAJEURE:


      Except as herein provided to the contrary, neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of the Service if such non-operation or non-furnishing is due to an act of God; inevitable accident; fire; lockout; strike, or other labor dispute; riot or civil commotion; flood; hurricane; tornado; earthquake; war; act of government or governmental instrumentality (whether federal, state or local); failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (financial inability excepted) beyond such party's reasonable control. With respect to monthly subscriptions to the Service, credit will be given to Affiliate, however, on that portion of the Service which is affected by any interruption during any month equal to the product of (x) the Fees which would be due for such month, assuming no interruption of Service during such month, multiplied by
(y) a fraction, the numerator of which is the total number of hours of interruption of the Service during such month and the denominator of which is the total number of hours of the Service which would have been provided during such month absent such interruption (s), provided, however, that such credit shall be given to Affiliate only if Affiliate shall pass on such credit to its Service Subscribers.

      11. NOTICES:

      Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by registered or certified mail return receipt requested or by hand or messenger delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other party, at the following address (unless either party at any time or times designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party thereafter shall be given at its most recently so designated address):

To Network:             532 Broadway
                        New York, New York 10012

                        Attention: President

To Affiliate:           Terrace Tower II
                        5619 DTC Parkway
                        Englewood, Colorado 80111

                        Attention: President

                        With copies to:  - Vice President, Programming
                                         - Vice President, Pay Per View
                                         - Corporate Counsel, Business Affairs

      Notice or report given by personal delivery shall be deemed given on delivery. Notice or report given by mail shall be deemed given on the earlier to occur of actual receipt thereof or on the fifth day following mailing thereof in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed given on the day of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

      12. CONFIDENTIALITY: PRESS RELEASES:

      Neither Affiliate nor Network shall disclose (whether orally or in writing, or by press release or otherwise) to any third party (other than each party's respective officers, directors and employees, in their capacity as such, and their respective auditors or attorneys, provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by such officers, directors or employees, auditors or attorneys), any information with respect to the terms and provisions of this Agreement and neither party hereto shall disclose any information obtained in any inspection and/or audit of the other party's books and records, except: (i) to the extent necessary (but redacted to the greatest extent possible) to comply with law or the valid order of an administrative agency or a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (ii) as part of its normal reporting or review procedure to its parent company, its auditors or its attorneys, provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by such parent company, its auditors or attorneys; (iii) in order to enforce its rights or perform its obligations pursuant to this Agreement; and (iv) if mutually agreed by Affiliate and Network, in advance of such disclosure, in writing. In addition, Network shall not use or disclose information (whether personally identifiable information or not) to any third party regarding Affiliate's or any affiliate of Affiliate's cable television subscribers or Satellite subscribers and shall not engage in any direct mailing or telephone solicitation, for any purpose, to cable television subscribers or Satellite subscribers of Affiliate or any affiliate of Affiliate. This Section 12 shall survive the expiration or termination of this Agreement regardless of the reason for such expiration or termination.

      13. MISCELLANEOUS:

            (a) Assignment; Binding Effect; Reorganization. This Agreement, including both its obligations and benefits, shall redound to the benefit of, and be binding on the respective transferees and successors of, the parties, except that neither this Agreement nor either party's rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party; provided, however, no consent shall be necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to an entity under common control, controlled by or in control of either party. Notwithstanding the foregoing, Network shall give Affiliate thirty (30) days' prior written notice of a change in the control or ownership of the Service or Network. In such event, this Agreement may, in the sole discretion of Affiliate, be terminated. For purposes of this paragraph, the term "control" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

            (b) Service Combinations. In the event that the Service is merged with, or Network acquires control of, or Network is acquired by or merges with, or control of the Network is acquired by, or the Service is acquired by, any other programming service, if Affiliate has (at the time of such merger or acquisition) an affiliation agreement with any such other service or entity, Affiliate shall have the option to choose to continue carriage of the Service and of such other service, as the case may be, under either this Agreement or under such other affiliation agreement. If Affiliate does not have an affiliation agreement with such other service or entity, Affiliate shall have the option to elect to have this Agreement continue to apply to the Service after such merger or acquisition, or to any surviving service after such merger or acquisition.

            (c) Taxes. Affiliate shall be responsible to pay all income, sales, use and other taxes arising out of Affiliate's exhibition of the Service by the Systems, Affiliate's storage, possession or use of any advertising or promotional materials and/or any personal property or other taxes imposed, assessed or levied against Affiliate by any governmental authority. Network shall be responsible to pay all income, sales, use and other taxes arising out of its provision of the Service to Affiliate and the Systems, Network's storage, possession or use of its advertising or promotional materials and/or any personal property or other taxes imposed, assessed or levied by any governmental authority.

            (d) Entire Agreement; Amendments; Waivers. This Agreement contains the entire understanding of the parties and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in writing executed by both parties hereto. Any waiver of any provision of, or right included in, this Agreement must be in writing and signed by the party whose rights are being waived and no waiver by either Affiliate or Network of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement.

            (e) Governing Law. The obligations of Affiliate and Network under this Agreement are subject to all applicable federal, state and local laws, rules and regulations (including but not limited to the Communications Act of 1934, as amended from time to time, and the rules and regulations of the FCC promulgated thereunder) and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York (except with respect to issues regarding perpetuity, which shall be governed by the laws of the State of Colorado), without regard to choice of law rules.

            (f) Relationship. Neither Affiliate nor Network shall be, or hold itself out as, the agent of the other under this Agreement. No subscriber of Affiliate shall be deemed to have any privity of contract or direct contractual or other relationship with Network by virtue of this Agreement or Network's delivery of the Service to Affiliate hereunder. Likewise, no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement or Affiliate's carriage of the Service hereunder. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners, joint venturers or agents, as between Affiliate and Network, and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship with the other. Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate or the parent, subsidiaries, partnerships or joint venturers controlling the Systems on which the Service is transmitted, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

            (g) *****. Network agrees that ***** of this Agreement, signed by a duly authorized officer of Network, stating that Network has satisfied its obligations under this section.

            (h) Severability. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein; provided however, that both parties shall negotiate in good faith with respect to an equitable modification of the provision, or application thereof, held to be invalid and all provisions logically related thereto. Notwithstanding the foregoing, in the event volume discounts are declared null and void, or otherwise curtailed or restricted by legislative enactment, administrative ruling or court order or decree, and Affiliate is required by Network to pay a higher net effective rate as a result, or if any other legislation is enacted, or administrative ruling, or court decree or order, issued which materially deprives Affiliate of the overall net economic benefits of this Agreement with respect to the cable exhibition of the Service, and if the parties fail to reach an agreement after good faith negotiation, Affiliate shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to Network.

            (i) No Inference Against Author. Network and Affiliate each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

            (j) No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

            (k) Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AFFILIATE:                                  NETWORK:

SATELLITE SERVICES, INC.                    SPICE, INC.,
a Delaware corporation                      a New York corporation


By:      /s/ Jedd Palmer            By:     [SIGNATURE ILLEGIBLE]
         Jedd Palmer,                       Name:  _______________________
         Vice President,                    Title: _______________________
         Programming

                                   SCHEDULE 1

                    To Affiliation Agreement By and Between

                                Spice, Inc. and

                            Satellite Services, Inc.

                             Dated November 1, 1992

                                    SYSTEMS

                                [TO BE PROVIDED]

                                    EXHIBIT A

                     To Affiliation Agreement By and Between

                                 Spice, Inc. and

                            Satellite Services, Inc.

                             Dated November 1, 1992

                              System Qualifications

I. Affiliate represents and warrants the following regarding each System listed on Schedule I hereof:

      1. that (a) either Tele-Communications, Inc. or Liberty Media Corporation (Tele-Communications, Inc. and Liberty Media Corporation shall be hereinafter referred to as "TCI"; any reference to TCI herein shall be deemed to be a reference to either Tele-Communications, Inc. or Liberty Media Corporation, or both, as is necessary to qualify the greatest number of television distribution facilities hereunder) or its agent owns, directly or indirectly, at least a ***** interest in the general manager of the System pursuant to a valid written agreement in full force and effect; or (b) TCI or its agent owns, directly or indirectly, a ***** interest in such System or owns an interest or obligation by which TCI, directly or indirectly, owns a right (whether conditional or not) to convert into or acquire, directly or indirectly, an interest equal to at least the required interest. An "indirect" ownership is an interest resulting from ownership through any series of ownership interests, including corporations, partnerships, joint ventures or other forms of business organizations; an indirect interest shall be quantified in amount by a series of percentage multiplications commencing with TCI's direct interest and multiplying that by the next most proximate percentage interest and, then, multiplying in turn each succeeding ownership interest in the order of their progression away from TCI by the result of the immediately preceding multiplication until the most distant percentage interest is multiplied;

      2. that Affiliate or an agent has been authorized, pursuant to a valid written agreement in full force and effect, to make and execute decisions on behalf of each such System with respect to the Service, including but not limited to billing and collection of fees, and Affiliate continues throughout the Term to exercise such authority with respect to matters affecting the distribution of the Service by such System;

      3. that either a franchise or license is not required or a valid franchise or license is in effect through the Term of this Agreement or the franchisee or licensee has held a valid cable television franchise or license and continues to operate in the franchise or license area under a claim of right or is otherwise lawfully operating or franchisee or licensee has held a valid cable franchise or license and is continuing to operate while diligently pursuing, in good faith, its available judicial remedies. For the above purposes, in the event a franchise or license expires before the end of the Term, such franchise or license shall be deemed valid for so long as franchisee or licensee is negotiating in good faith with the franchising or licensing authority for a franchise or license renewal;

      4. that, except as permitted under this Agreement, Affiliate is not subdistributing and will not in the future subdistribute, nor does it claim to be authorized to subdistribute, the Service through any cable television system which does not satisfy the requirements set forth above.

II. In the event TCI's direct or indirect equity interest in a System or in the entity managing such System decreases because of a refinancing of the entity (other than as described in Paragraph III below) which owns or manages such System, and provided TCI's interest does not decrease to zero, such System shall continue to qualify under Paragraph I hereof, provided however, TCI's interest in such System shall increase to the level required under Paragraph I hereof within eighteen (18) months of the decrease.

III. In the event Affiliate, or any of the entities which owns or manages Systems which qualify hereunder, effects a corporate separation, reorganization or restructuring (including, but not limited to, by a distribution of stock, or other assets or rights, to its shareholders, partners or joint venturers), the Systems of the entity resulting from such transaction (including all interim and supporting entities) and/or all of such resulting entities, in the aggregate, will continue to qualify under Paragraph I hereof, so as to continue to qualify to distribute the Service under the terms and conditions hereof, as if such separation, reorganization or other restructuring had not occurred.

                                    EXHIBIT B

                     To Affiliation Agreement By and Between

                                 Spice, Inc. and

                            Satellite Services, Inc.

                             Dated November 1, 1992

                                PROGRAM SCHEDULE

                                    EXHIBIT C

                     To Affiliation Agreement By and Between

                                 Spice, Inc. and

                            Satellite Services, Inc.

                              Dated November 1,1992

                            TECHNICAL SPECIFICATIONS

                                     GENERAL

1.1 All specifications are to be adhered to anywhere in the contiguous 48 United States. This specification uses a 5 meter reference antenna which is peaked at the center of the orbital box. It is the responsibility of the Network to provide center of the box times on a monthly basis.

1.2 The specification is divided into space segment and total system. Total system is defined as the additional noise contribution by the originating studio and transport facility to the input to the uplink.

1.3 System availability based on total system 99.998% per year calculated on a monthly basis excluding sun outage. The system shall be declared unavailable under the following:

                        A.    Loss of video

                        B.    Loss of audio

                        C.    Video signal to noise <45db

                        D.    Audio signal to noise <.45db

1.4 This specification is for analog service. A specification for digital system will be added at a later date when equipment is developed.

                              VIDEO SPECIFICATIONS

Parameter                                         Space Segment    Total System

2.1    Frequency response:                        .25db box        .5db box

2.2    Signal to Noise Ratio:                      52db            50.3db
       Definition: lv p/p vid to RMS
       noise, 4.2 Mhz weighted.

2.3    Chrominance/luminance delay:               <20ns            <50ns

2.4    2T K Factor:                               <2%              <3%

2.5    Differential Gain:                         <.2db            <.45db

                              VIDEO SPECIFICATIONS

Parameter                                         Space Segment    Total System

2.6    Differential Phase:                        +/-1(degree)     <+/-2(degree)

2.7    Insertion gain/loss:                       <2 IRE           <4 IRE

2.8    Video formats, waveforms, timing shall
       adhere to latest FCC requirements. All
       other parameters not specified shall
       conform to NTSC Engineering Report #7.

                              AUDIO SPECIFICATIONS

Parameter                                         Space Segment    Total System

3.1    Frequency response:                        <.5db box        <1db box

3.2    Video/Audio Sync:                          <10 m/sec        <20 m/sec

3.3    Signal to Noise Ratio:                     >56db            >55db
       Definition: RMS test tone to RMS noise
       with 15Khz weighting. This parameter to
       be measured with program video or full
       field color bar test pattern.

3.4    Distortion:                                <.5% at TT       <.7% at TT
       At 10db above TT distortion shall not
       exceed 3%. Distortion shall be measured
       at 1004Hz.

3.5    Wow and Flutter:                                            <.1%rms

3.6    Crosstalk:                                 >65db            >65db

3.7    Insertion gain/loss:                       <.5db            <1db